Exhibit 99.1
Customers Bancorp, Inc.
701 Reading Avenue
West Reading, PA 19611

Contact:
David W. Patti, Communications Director 610-451-9452

CUSTOMERS BANCORP ACQUIRES $631 MILLION LOAN PORTFOLIO FROM FDIC AT SIGNIFICANT DISCOUNT AND RECRUITS VENTURE BANKING TEAM

EXPANDS PREMIER NATIONAL BUSINESS SERVING INNOVATION AND TECHNOLOGY COMPANIES
(West Reading, PA – June 16, 2023) -- Customers Bancorp, Inc. (NYSE: CUBI), through its principal subsidiary, Customers Bank (“Customers”), has acquired a $631 million1 venture banking loan portfolio from the FDIC at approximately 85% of book value1. Separate from the loan pool purchase, Customers has successfully recruited 30 team members from the group that originated these loans to service the venture-backed growth industry from seed-stage through late-stage.
The newly recruited team will give clients access to the capital to grow from innovation to maturity and leverage a customized, best-in-class tech platform to support their growth. The team has long-standing relationships with these clients offering them premier end-to-end financial services meeting all of their needs. The addition of these team members creates venture banking client coverage in Austin, the Bay Area, Boston, Southern California, Chicago, Denver, Raleigh/Durham, and Washington, D.C.
The new team is expected to be fully onboarded within the next few weeks.
“We are excited to welcome our new clients and team members to Customers Bank, a forward-thinking bank with strong risk management,” said Customers Bancorp Chairman and CEO, Jay Sidhu. “This team has deep relationships with their clients over the past two decades. They will enhance our relationship-based banking model focused on serving all banking needs of our clients,” stated Jay Sidhu.
The technology and life sciences portfolio will be combined with Customers’ existing Technology and Venture Capital Banking vertical based in Boston. The portfolio of capital call loans to venture capital firms will be combined with Customers’ existing capital call line portfolio in its Fund Finance group based in New York and Chicago.
1 Subject to customary closing adjustments

“We are committed to following through on our stated goals of strengthening our deposit franchise, maintaining robust liquidity, moderating balance sheet growth, and improving our capital ratios and margins. This loan pool purchase was extremely attractive to us considering the historical customer deposit to loan ratio in this vertical of over 2 to 1. With the recruitment of this highly experienced team, we are extremely confident in our ability to build primacy of relationships with these new clients and further improve our liquidity profile with the addition of low-cost, core deposits,” said Customers Bank President and CEO Sam Sidhu. “Consistent with our disciplined approach, we will not take concentration risk and believe this transaction will be an excellent addition to further diversify our business model,” concluded Sam Sidhu.
Additional detail on the transaction will be provided during Customers Bancorp’s second quarter earnings release and conference call.
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Institutional Background
Customers Bancorp, Inc. (NYSE:CUBI) is one of the nation’s top-performing banking companies with over $21 billion in assets, making it one of the 100 largest bank holding companies in the US. Through its primary subsidiary, Customers Bank, commercial and consumer clients benefit from a full suite of technology-enabled tailored product experience delivered by best-in-class customer service. A pioneer in Banking-as-a-Service and digital banking products, Customers Bank is one of the very few banks that provides a blockchain-based 24/7/365 digital payment solution. In addition to traditional lines such as C&I lending, commercial real estate lending, and multifamily lending, Customers Bank also provides a number of national corporate banking services to Specialty Lending clients. Major accolades include:
•#34 out of the 100 largest publicly traded banks in 2023 per Forbes;
•#64 on Fortune Magazine’s 2022 list of the 100 fastest growing companies in America;
•#6 in top-performing banks with assets between $10 billion and $50 billion in 2021 per American Banker; and
•#3 top-performing bank with over $10 billion in assets at year-end 2021 per S&P Global S&P Global Market Intelligence.
A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender. Learn more: www.customersbank.com.
“Safe Harbor” Statement
In addition to historical information, this press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Customers Bancorp, Inc.’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words

“may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “project,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.’s control). Numerous competitive, economic, regulatory, legal and technological events and factors, among others, could cause Customers Bancorp, Inc.’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements, including: a continuation of the recent turmoil in the banking industry, responsive measures taken by us and regulatory authorities to mitigate and manage related risks, regulatory actions taken that address related issues and the costs and obligations associated therewith, the impact of COVID-19 and its variants on the U.S. economy and customer behavior, the impact that changes in the economy have on the performance of our loan and lease portfolio, the market value of our investment securities, the continued success and acceptance of our blockchain payments system, the demand for our products and services and the availability of sources of funding, the effects of actions by the federal government, including the Board of Governors of the Federal Reserve System and other government agencies, that affect market interest rates and the money supply, actions that we and our customers take in response to these developments and the effects such actions have on our operations, products, services and customer relationships, higher inflation and its impacts, and the effects of any changes in accounting standards or policies. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the year ended December 31, 2022, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, including any amendments thereto, that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Customers Bancorp, Inc. does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank, except as may be required under applicable law.